EXHIBIT 3.5

ARTICLES OF ORGANIZATION
OF
HICKORY BUSINESS FURNITURE, LLC

Limited Liability Company
(Conversion of Business Entity)

Pursuant to § 57C-2-21 and § 57C-9A-03 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company under the laws of the State of North Carolina pursuant to a conversion of another business entity:

1.	The name of the limited liability company is Hickory Business Furniture, LLC.

2.           The limited liability company is being formed pursuant to a conversion of a corporation whose name is Hickory Business Furniture, Inc. and whose organization and internal affairs are governed by the state of North Carolina.

3.           A plan of conversion has been approved by the converting business entity as required by law.

4.           The name and address of the converting business entity executing these Articles of Organization are Hickory Business Furniture, Inc., Organizer, 900 12th Street Drive, NW, Hickory, Catawba County, North Carolina 28601.

5.           The street address, mailing address, and county of the initial registered office of the limited liability company in the State of North Carolina is 327 Hillsborough Street, Raleigh, Wake County, North Carolina 27603; and the name of its initial registered agent at such address is Corporation Service Company.

6.           The street address and mailing address of the limited liability company's principal office, and the county in which the principal office is located are 900 l2th Street Drive, NW, Hickory, Catawba County, North Carolina 28601.

7.           The limited liability company shall be member-managed, and all members shall be managers of the limited liability company by virtue of their status as members.

8.           No person who is serving or who has served as a manager of the limited liability company shall be personally liable to the limited liability company or any of its members for monetary damages for breach of duty as a manager, except for liability with respect to (i) acts or omissions that the manager at the time of such breach knew were clearly in conflict with the best interests of the limited liability company, (ii) any transaction from which the manager derived an improper personal benefit, (iii) acts or omissions occurring prior to the effective date of this article or (iv) acts or omissions with respect to which the North Carolina Limited Liability Company Act does not permit the limitation of liability. As used herein, the term 'improper personal benefit' does not include a manager's reasonable compensation or other reasonable incidental benefit for or on account of his service as a manager, employee, independent contractor, attorney or consultant of the limited liability company. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Organization inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

9.           These articles shall be effective at 11:59 p.m. Eastern Daylight Time on March 28, 2008.

This the 28th day of March, 2008.

HICKORY BUSINESS FURNITURE, INC., Organizer

By:	/s/ Charles Bell
Charles Bell, President